Exhibit 10.2

ASSET SALE AGREEMENT

CAT CANYON, LOS FLORES, CLARK AVENUE, SANTA MARIA VALLEY AND ZACA FIELDS

1	Sale and Purchase of Assets
2.	Closing
3.	Effective Date
4.	Transfer Date
5.	Purchase Price and Manner of Payment
6.	[Omitted]
7.	Disposition of Accounts Receivable and Other Revenue
8.	Proration of Credits and Payment Obligations
9.	Proration of Real Estate and Other Taxes
10.	Sales Tax and Use Taxes
11.	Documentation of Sale and Transfer of Ownership
12.	Conditions Precedent to Closing
13.	Deliveries at Closing
14.	Post-Closing Settlement
15.	Title Matters
16.	Buyers Acceptance of the Assets
17.	Physical Condition of the Assets
18.	Buyer’s Investigation and Indemnification
19.	Compliance
20.	Indemnification and Assumption of Obligations
21.	Indemnification and Assumption of Environmental Risks
22.	Representations
23.	Operation of the Assets Prior to Closing
24.	Covenant Not to Sue and Alternative Dispute Resolution
25.	Miscellaneous
26.	Additional Plugging, Abandonment and Remediation Requirements
27.	Security for Plugging and Abandonment
28.	Casualty Losses

Exhibit A—Corporation Grant Deed
Exhibit B—Bill of Sale
Exhibit C—Assignment of Leases and Agreements
Exhibit D—Sublicense Agreement For Use Of OEC Technology
Exhibit E—Parent Company Guarantee
Exhibit F—Parent Company Confirmation
Exhibit G—Allocation of Value
Exhibit H—Claims and Litigation
Exhibit I—Preferential Rights to Purchase, First Rights of Refusal and Consents to Assign

Schedule 1.1(a)—Oil, Gas and Mineral Leases and Real Property
Schedule 1.1(e)—Applicable Contracts
Schedule 8(b)—Suspense Accounts
Schedule 15(c)—Working and Net Revenue Interests
Schedule 22(a)(x)(1)—Defaulted Leases

ASSET SALE AGREEMENT

CAT CANYON, LOS FLORES, CLARK AVENUE, SANTA MARIA VALLEY AND ZACA FIELDS

THIS AGREEMENT, made as of this 31st day of May, 2001, between VINTAGE PETROLEUM CALIFORNIA, INC., an Oklahoma corporation (“Seller”), with a place of business at 110 West Seventh Street, Tulsa, Oklahoma 74119, and GREKA SMV, INC., a Colorado corporation (“Buyer”), with a place of business at 3201 Airpark Drive, Suite 201, Santa Maria, CA 93455.

RECITALS

Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms and conditions set forth in this Asset Sale Agreement (“Contract”) those certain oil and gas interests, operating rights, real property, personal property, fixtures and improvements located on the real property and associated assets, identified herein. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.  Sale and Purchase of Assets:

1.1  Assets To Be Sold:    Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and receive at “Closing” (as defined below) all of Seller’s undivided right, title and interest (but exclusive of the equipment, machinery, and other real, personal movable, immovable and mixed property expressly reserved by Seller pursuant to Section 1.2 hereof and elsewhere herein) in and to the following:

a)  the oil, gas, and mineral leases and real property recited and described in and on Schedule 1.1(a) (“Property”) insofar and only insofar as same are contained therein and described;

b)  all oil and gas wells, salt water disposal wells, injection wells and other wells on the Property(collectively the “Wells”);

c)  all equipment, machinery, fixtures, flowlines, roads, pipelines, pole lines, appurtenances, materials, improvements, and other real, personal, and mixed property located on, used in the operation of, or relating to the production, treatment, sale, or disposal of hydrocarbons, water, and associated substances produced from the Property including without limitation, the property recited and described in and on Exhibit B attached hereto and made a part hereof (the “Personal Property”);

d)  all hydrocarbons, including, natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate products, and crude oil, whether gaseous or liquid, produced from or allocable to the Property on or after the Effective Date (the “Hydrocarbons”);

e)  all contracts, permits, road use agreements, rights-of-way, easements, licenses, servitudes and agreements relating to the Property, Personal Property and Wells, or the ownership or operation thereof, or the production, treatment, sale, storage or disposal of hydrocarbons, water, or substances associated therewith recited and described in and on Schedule 1.1(e) (the “Applicable Contracts”);

f)  originals of all of the files, records, information and materials relating to the Property, Hydrocarbons, Applicable Contracts and Personal Property, owned by Seller and which Seller is not prohibited from transferring to Buyer by law or existing contractual relationship (collectively, the “Records”), including, without limitation: (i) lease, land and title records (including abstracts of title, title opinions, certificates of title, title curative documents, division orders, and division order files) (the “Land Files”), (ii) the Applicable Contracts, (iii) all environmental and production files (the “Production Files”), and (iv) original Well files;

g)  the Sublicense Agreement For Use Of OEC Technology, attached hereto as Exhibit “D”; and

h)  all geophysical, geological, engineering and other technical and interpretative data relating to the Assets including, without limitation, all such data and interpretations Seller or its affiliates acquired from Texaco Exploration and Production Inc. and from Shell Oil Company.

All such Property, Wells, Hydrocarbons, Applicable Contracts, Personal Property, Records, and Sublicense are hereinafter collectively referred to as the “Assets” and are intended by the parties to include all interests of Seller located in Santa Barbara, County, California (except for the California lease).

1.2  Exclusions and Reservations:    Specifically excepted and reserved from this transaction are the following, hereinafter referred to as the “Excluded Assets”.

a)  Any of Seller’s reserve estimates, economic analyses, pricing forecasts, legal opinions or analyses, or information considered by Seller as confidential or protected by “Attorney-Client Privilege”;

b)  All rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Date including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal injury, property damage, royalty or other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Date;

c)  All corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any financial and tax records which directly relate to the Assets, or which are necessary for Buyer’s ownership, administration, or operation of the Assets;

d)  All rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Date (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

e)  All hydrocarbons produced from or attributable to Seller’s interest in the Assets with respect to all periods prior to the Effective Date together with all proceeds from or of such hydrocarbons;

f)  Claims of Seller for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to the Assets for any period prior to the Effective Date, (ii) income or franchise taxes attributable to the Assets for any period prior to the Effective Date;

g)  All amounts due or payable to Seller as adjustments or refunds under any contracts or agreements affecting the Assets for all periods prior to the Effective Date;

h)  All amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Date;

i)  Subject to the terms hereof, all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets prior to the Effective Date;

j)  All Seller’s patents, trade secrets, copyrights, names, marks and logos;

k)  All software and software licenses; and

l)  Vehicles.

2.  Closing:    Closing shall mean the date on which the Purchase Price (as defined below) is paid to Seller and the conveyancing instruments referred to in Paragraph 13 are delivered to Buyer. Closing shall occur at Seller’s office, five business days after Buyer has delivered notice to Seller that it is ready to close, but in no event later than July 31, 2001at a mutually agreeable time.

3.  Effective Date:    The Effective Date of the sale shall be:

a.  For Property without Consents, May 1, 2001, as of 7:00 a.m., PDT.

b.  For any individual Property with a Consent requirement, 30 days prior to receipt of all of the Consents required for such individual Property.

4.  Transfer Date:    The Transfer Date shall be at 7:00 a.m. on the next ensuing day after Closing.

5.  Purchase Price and Manner of Payment:    Buyer shall pay to Seller, or its respective designee, as consideration for the Assets, a Purchase Price of Seventeen Million Seven Hundred Fifty Thousand Dollars ($17,750,000), as adjusted, plus interest, as hereinafter provided:

a.  At Closing, Buyer shall pay to Seller the Purchase Price, as adjusted herein.

b.  Buyer shall pay to Seller at Closing interest on the Purchase Price. Such interest shall be calculated at LIBOR (3 month rate) and shall be based upon the period beginning 30 days after the Effective Date and ending at the Closing (calculated separately for each individual Property); provided that no interest shall accrue during any period for which Seller’s actions or omissions have caused a delay in Closing.

c.  All amounts to be paid hereunder to Seller shall be paid by wire transfer of immediately available funds made payable to “Vintage Petroleum California, Inc.” or its designee.

d.  Seller may request no later than five (5) days prior to Closing, that Buyer bring additional funds to Closing for the reasonably estimated costs for filing fees, transfer taxes, sales and gross receipt taxes on the tangible personal property, and such other charges necessary to transfer the Assets. The Purchase Price shall be allocated among tangibles and intangibles comprising the Assets as follows: Ninety Percent (90%) of the Purchase Price shall be attributed to the real property (15% attributable to real property surface and 85% attributable to real property oil and gas) and Ten Percent (10%) shall be attributed to the Equipment and other personal property. Buyer and Seller agree to be bound by the allocation of the Purchase Price among tangible and intangible Assets, set forth herein, for all purposes; to consistently report such allocations for all federal, state and local income tax purposes; and to timely file all reports required by the Internal Revenue Code of 1986, as amended, concerning the Purchase Price allocations. Buyer shall timely reimburse Seller for any and all charges paid by Seller over the estimated amount and Seller shall refund any excess amount to Buyer.

6.  [Omitted]

7.  Disposition of Accounts Receivable and Other Revenue:    Accounts receivable or other revenue associated with the Assets, to the extent that such accounts receivable or revenue are attributable to times prior to the Effective Date, and oil in tanks above the pipeline connections and gas produced prior to such date shall not be part of the sale but shall remain the property of Seller. All storage tanks, if any, on the property subject to this Contract shall be gauged at 7:00 a.m. local time on the Effective Date. Buyer shall have the right to be present to witness such gauging; if Buyer elects not to be present, Buyer shall be deemed to have accepted the gauging as to quantity and gravity set at the gauging. Such gauging shall deduct reasonable and customary amounts for line-fill and tank bottoms necessary for operations. Seller and Buyer shall execute such additional documents as may be necessary to properly evidence the transfer of the interests herein sold and purchased. Seller shall have the right to enter upon the Assets to remove all oil and gas not sold herein within a reasonable time following Closing, or sell the same to Buyer at the highest posted field price for oil and Seller’s gas sales contract price for gas prevailing in the field as of Closing.

8.  Proration of Credits and Payment Obligations:

a.  All credits and payment obligations associated with the Assets, including but not limited to royalties, lease rentals, and other forms of contractual payments shall be prorated between Seller and Buyer as of the Effective Date. Seller shall be responsible for all such items attributable to periods prior to the Effective Date or Closing, as applicable, and Buyer shall be responsible for and shall pay for all such items attributable to periods on and after such date. Buyer shall pay and be responsible for all sales, transfer, and use taxes, plus any penalty or interest thereon, applicable to the sale of the Assets.

b.  Notwithstanding paragraph 8.a., at Closing or such other time as Seller and Buyer agree, Seller shall deliver to Buyer all funds as an offset against Buyers payment to Seller as required in Paragraph 5.a., in an amount representing the value or proceeds of production removed or sold from the Assets and then held by Seller in accounts from which payments have been suspended and as disclosed on Schedule 8(b). Thereafter Buyer shall be solely responsible for the proper distribution of such funds, including any obligation under law to identify and locate the persons entitled to such funds and to report and escheat such funds under applicable state unclaimed property law.

c.  Seller shall retain all rights and obligations regarding outstanding receivables pertaining to the Assets which accrued to Seller prior to the Effective Date.

d.  Seller shall retain all rights and obligations regarding outstanding trade payables related to the Assets which accrued to Seller prior to the Effective Date.

e.  In accordance with generally accepted accounting principles, Seller shall complete a settlement statement accounting within 90 days of Closing pursuant to Paragraph 14.

9.  Proration of Real Estate and Other Taxes:    All real estate, occupation, ad valorem, personal property, and severance taxes and charges on any of the Assets shall be prorated as of the Effective Date. Seller shall pay all such items for all periods prior to such date and shall be entitled to all refunds and rebates with regard to such periods. In the event Buyer pays additional taxes or charges which are assessed upon or levied against any of the Assets after Closing with respect to any period prior to the Effective Date, Seller shall promptly reimburse Buyer the amount thereof upon presentation of a receipt therefor. If Seller elects to challenge the validity of such assessment or levy, or any portion thereof, Buyer shall extend reasonable cooperation to Seller in such efforts, at no expense to Buyer. Buyer shall be responsible for the determination and payment of any sales tax or transfer tax due on the sale and purchase of any tangible personal property hereunder.

10.  Sales Tax and Use Taxes:    Buyer shall be responsible for all sales, use, transfer and similar taxes arising out of the sale of the Assets. At Closing, Buyer shall pay Seller all state and local sales or use taxes applicable to that portion of the Assets which is tangible personal property, and Seller shall remit such amount to the appropriate taxing authority in accordance with applicable law. All recording and transfer fees shall be paid by Buyer.

Should this purchase and sale constitute an isolated or occasional sale and not be subject to sales or use tax with any of the taxing authorities having jurisdiction over this transaction, no sales tax will be collected by Seller from Buyer at the date of Closing. Seller agrees to cooperate with Buyer in demonstrating that the requirements for an isolated or occasional sale or any other sales tax exemption have been met.

11.  Documentation of Sale and Transfer of Ownership:    Subject to the terms of this Contract, the Assets to be conveyed by Seller to Buyer shall be conveyed “AS IS, WHERE IS” pursuant to the instruments substantially in the form of the Exhibits attached hereto and such other form or forms customary and necessary to properly transfer the Assets according to the requirements of any applicable federal, state or local agency. Buyer assumes the risk of description, title and condition of the Assets and shall satisfy itself with respect thereto.

a.  Seller shall deliver the Assets to Buyer on the Transfer Date subject to the reservations, limitations, conditions and restrictions contained in this Contract and the instruments of conveyance attached hereto.

b.  The title to the Assets shall be subject to all matters appearing of record or that can be ascertained by an inspection thereof and shall be conveyed to Buyer without any warranty of title, express or implied, except that Seller has not heretofore disposed of, burdened or otherwise encumbered, any interest herein offered for sale. The cost of title insurance, if any, shall be paid for by the party requesting it.

12.  Conditions Precedent to Closing:

a.  Seller’s Conditions Precedent:    Unless waived in writing on notice given not later than five (5) days prior to Closing, the obligations of Seller to consummate the transactions contemplated by this Contract are subject to each of the following conditions:

(i).  Buyer shall have performed and complied with all terms of this Contract required to be performed or complied with by Buyer prior to Closing;

(ii).  No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Contract, other than an action or proceeding instituted or threatened by Seller or any of its affiliates;

(iii).  Seller and Buyer shall have executed, delivered and acknowledged a bilateral form of assignment and a bilateral form of grant deed whereby Seller transfers its right, title and interest in the Assets to Buyer and Buyer assumes the obligations and liabilities pursuant to Paragraphs 20 and 21, hereof;

(iv).  Buyer shall have provided Seller with a copy of the bond required by Section 3206 of the Public Resources Code of the State of California or other security acceptable to the State of California for wells which have not produced oil or gas or have not been used as injectors, for a period of five (5) years, not later than ten (10) days before Closing.

(v).  The representations and warranties of Buyer contained in this Contract shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

b.  Buyer’s Conditions Precedent:    Unless waived in writing on notice given not later than five (5) days prior to Closing, the obligations of Buyer to consummate the transactions contemplated by this Contract are subject to each of the following conditions;

(i).  Seller shall have performed and complied with all terms of this Contract required to be performed or complied with by Seller prior to Closing;

(ii).  No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Contract, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates;

(iii).  Seller and Buyer shall have executed, delivered and acknowledged a bilateral form of assignment and a bilateral form of grant deed whereby Seller transfers its right, title and interest in the Assets to Buyer, and Buyer assumes the obligations and liabilities pursuant to Paragraphs 20 and 21, hereof.

(iv).  The representations and warranties of Seller contained in this Contract shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

(v).  All Consents shall have been obtained, waived or the time to exercise such rights have expired.

(vi).  Vintage Petroleum Inc. (“Vintage”) shall have transferred all of the Assets to Seller subject to all of the representations, warranties, and conditions (including the obtaining of all Consents from Vintage to Seller) described in this Agreement.

13.  Deliveries at Closing:

a.  Buyer shall deliver to Seller at or before Closing the following:

(i).  the amount specified in Paragraph 5.a. above, as adjusted by this Contract;

(ii).  a duplicate original notice to the Division of Oil, Gas and Geothermal Resources as required by Section 3202 of the Public Resources Code of the State of California including satisfactory evidence of indemnity bonds in amounts as provided in Section 3204 or 3205 or such other security acceptable to the State of California;

(iii).  a certificate of insurance policy as further described in Paragraph 27 herein;

(iv).  a duplicate original Parent Company Guarantee substantially identical to Exhibit “E”; and

(v).  such other instruments or documents as Seller may reasonably request of Buyer to consummate the transaction contemplated herein.

b.  Seller shall deliver to Buyer at Closing the following:

(i).  a duplicate original Assignment of Oil and Gas Leases and Corporation Grant Deed, in the form of Exhibit “A”, in favor of Buyer duly executed and acknowledged by Seller, the original of which will be recorded by Buyer at Buyer’s expense; and

(ii).  a duplicate original Bill of Sale, in the form of Exhibit “B”, in favor of Buyer conveying the personal property located on the premises, duly executed by Seller; and

(iii).  a duplicate original Assignment of Agreements, in the form of Exhibit “C”, in favor of Buyer, duly executed and acknowledged by Seller, the original of which will be recorded by Buyer at Buyer’s expense;

(iv).  a duplicate original notice to the Division of Oil, Gas and Geothermal Resources as required by Section 3201 of the Public Resources Code of the State of California;

(v).  a duplicate original Sublicense Agreement For Use of OEC Technology identical to Exhibit “D”;

(vi).  a duplicate original notice to OEC, pursuant to the Sublicense Agreement attached as Exhibit “D”;

(vii).  an executed Parent Company Confirmation substantially identical to Exhibit “F”;

(viii).  conveyance documents from Vintage to Seller duly executed and acknowledged in the same form as will be provided from Seller to Buyer together with written evidence of all Consents to such assignment, and

(ix).  such other instruments or documents as Buyer may reasonably request of Seller to consummate the transaction contemplated herein.

14.  Settlement:    Not later than five (5) days prior to Closing, Seller shall deliver to Buyer a preliminary settlement statement that will reconcile the reasonably estimated expenses and revenues attributable to the period between the Effective Date and the Closing and other adjustments to the Purchase Price as prescribed in this Contract. The parties shall use their reasonable efforts to agree on such preliminary settlement statement no later than one (1) day prior to Closing. Not later than 90 days after Closing, or as soon thereafter as practicable, Seller shall deliver to Buyer a final settlement statement that will reconcile the actual expenses and revenues attributable to the period between the Effective Date and the Closing and other adjustments to the Purchase Price as prescribed in this Contract including, without limitation, any outstanding joint interest billings owed by either party or its affiliates to the other party or its affiliates, irrespective of whether it relates to the Property. The Parties shall use their best efforts to agree to such settlement statement within 30 days after delivery to Buyer. If unable to reach agreement, the parties agree to enter into alternative dispute resolution pursuant to Paragraph 24 of this Contract. Settlement will be made within 15 days following agreement on the settlement statement. Thereafter, additional proceeds received by or expenses paid by either Seller or Buyer for or on behalf of the other shall be settled by invoicing the other party for expenses paid or remitting to the other party any proceeds received within 10 days of receipt of such invoice.

15.  Title Matters:

a.  Asset Title Review:    Seller shall make available until two (2) days before Closing at Seller’s office at 110 West Seventh Street, Tulsa, Oklahoma, 74119, or such other place as deemed appropriate by Seller, upon execution of this Contract, during normal business hours, and Buyer shall examine such title information and abstracts as may then be available in Seller’s and Vintage’s files. Seller also agrees to provide copies to Buyer of all documents, reports, or similar information, if available, in Seller’s and Vintage’s files, which document and evidence Seller’s ownership of the real property and working interest portions of the Assets being conveyed hereunder, as well as copies of any contracts, agreements or similar documents which benefit or obligate Seller as to the Assets or the production therefrom, i.e., production purchase contracts with third parties, including accounting records related thereto. Seller shall not perform any additional title work, and any existing abstracts and title opinions will not be made current by Seller. NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE COMPLETENESS OR ACCURACY OF INFORMATION SO SUPPLIED, and Buyer agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment; provided, however, that Seller represents that to the best of its knowledge, it has made available all of Seller’s and Vintage’s title information related to the Assets.

b.  Title Adjustments:    In the event of a “Title Defect” as defined in Paragraph 15.c below, Buyer shall notify Seller in writing of any matter Buyer considers to be a Title Defect not later than 9:00 a.m. CST on June 30, 2001 (the “Preliminary Defect Notice”); provided, however, that Buyer may notify Seller in writing of any Title Defect occurring subsequent to June 30, 2001 but prior to Closing (“Final Defect Notice”). Such notices shall include (i) a specific description of the matter Buyer asserts as a Title Defect, (ii) a specific description of the Asset or portion of the Assets that is affected by the Title Defect, (iii) Buyer’s calculation of the amount by which each Title Defect has diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner, and (iv) reasonable supporting documentation. Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert in its notices prior to the dates set forth in this Paragraph 15.b, or which Buyer accepts or assumes by Closing on that Asset.

c.  Title Defect:    The term “Title Defect” shall refer to any defect or deficiency in title to the Property, except for Permitted Encumbrances, that in Buyer’s reasonable opinion (i) create a lien, claim, encumbrance, restriction or other obligation affecting the interests of Seller in the Assets, (ii) diminish Seller’s net revenue interest described on Schedule 15.c., (iii) increase Seller’s working interest described on Schedule 15.c. (defined as Seller’s share of the costs of operation, development or production borne by the owner of such interest without a corresponding increase in Seller’s net revenue interest, or which creates an obligation to pay costs or expenses in an amount greater than such interest), or (iv) materially diminishes Seller’s ability to exercise its ownership rights or operations of the Assets.

d.  Permitted Encumbrances:    As used in this Paragraph 15, the term “Permitted Encumbrance” means:

(i).  lessor’s royalties, non-participating royalties, overriding royalties and division orders and sales contracts containing customary terms and provisions covering oil, gas or associated liquefied or gaseous hydrocarbons, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest claimed by Seller;

(ii).  subject to the provisions of Paragraph 25.2 hereof, preferential rights to purchase and required third party consents to assignments and similar agreements, exclusive of governmental consents or approvals, with respect to which prior to Closing (a ) waivers or consents are obtained from the appropriate parties or (b) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(iii).  liens for taxes or assessments not yet due or delinquent;

(iv).  all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and Buyer has no reason to believe they cannot be obtained;

(v).  conventional rights of reassignment requiring less than ninety (90) days notice to the holders of such rights;

(vi).  such Title Defects as Buyer may have waived;

(vii).  easements, road-use agreements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations; provided they do not materially interfere with Buyer’s operation or use of the Assets;

(viii).  defects, irregularities and deficiencies in title of or to any rights-of-way, road-use agreements, easements, surface leases or other rights which in the aggregate do not materially impair the use of such rights of-way, road-use agreements, easements, surface leases or other rights for the purpose of which such rights will be held by Buyer and would not have a material adverse effect on the operation or value of any of the Assets;

(ix).  zoning, planning and environmental laws and regulations to the extent valid and applicable to the Assets;

(x).  vendors’, carriers’, warehousemen’s, repairmen’s mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(xi).  defects, irregularities and deficiencies in title of any of the Assets listed in Schedule 22.a.(x)(1); and

(xii).  defects, irregularities and deficiencies in title of any of the Assets listed in the Notice of Defects letter dated November 24, 1999 sent by Buyer to Vintage Petroleum, Inc. (“Vintage”) relating to the Asset Sale Agreement dated November 2, 1999 between Buyer and Vintage (the “Defect Notice”).

e.  Remedies for Title Failures:    Seller shall have the right but not the obligation to cure any Title Defect asserted in such Preliminary Defect Notice or Final Defect Notice at its own expense prior to Closing. If Seller chooses to cure a Title Defect, Seller must cure the Title Defect to the reasonable satisfaction of Buyer before Closing. If Seller cures the Title Defect, the parties shall proceed to Closing without adjustment of the Purchase Price or termination of this Contract. Seller may delay Closing in order to attempt to cure any such Title Defect, but in no event shall closing be delayed beyond August 31, 2001; provided, however, Seller notifies Buyer in writing on or before Closing of Seller’s delay. If Seller fails to cure any Title Defect on or prior to Closing, it shall be deemed to be a title failure (‘Title Failure”) for the relevant Asset. Buyer shall not be entitled to any adjustment to the Purchase Price until such time as the Title Failures aggregate to five percent (5%) of the Purchase Price (the “Deductible Amount”). Notwithstanding the provisions of the foregoing sentence or any other provision of this Contract, it is specifically agreed and understood that liquidated amounts due and owing in respect of vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens shall not be included in the Deductible Amount, but shall otherwise be treated as Title Defects in accordance with the provisions of this Paragraph 15, including, without limitation, the provisions of this Paragraph 15.e (i)-(iii). It is fully understood by Seller and Buyer that Buyer shall never be entitled to an adjustment to the Purchase Price for the Deductible Amount. Buyer and Seller

shall negotiate in good faith to reach agreement regarding the value of any Title Failure based on the allocated lease values listed in Exhibit “G” attached hereto, and unless waived by Buyer shall mutually agree to one of the following options with respect to each Title Failure:

(i).  if the Title Failure results from a difference in net revenue interest from that claimed by Seller, the parties shall proceed to Closing and reduce the Purchase Price by an amount (“Defect Amount”) determined by multiplying the Allocated Portion of the Purchase Price by a fraction, the numerator of which shall be the difference between the actual net revenue interest being conveyed and the net revenue interest claimed by Seller and the denominator of which shall be the net revenue interest claimed by Seller;

(ii).  if the Title Failure affects all of Seller’s interest in a defined portion of the Assets, such that the defect results in a complete failure of title to or total condemnation of such defined portion of the Assets, such affected Asset or defined portion of the Assets shall be deleted from the sale and the Purchase Price shall be reduced by the Defect Amount which shall be the portion of the Purchase Price that is allocated to the affected Asset or defined portion of the Asset; and

(iii).  if the Title Failure is one other than described in items (i) or (ii), the Defect Amount shall be an amount determined in good faith by the mutual agreement of Buyer and Seller, taking into account the portion of the Purchase Price to be allocated by agreement of Seller and Buyer to the portion of the Assets affected by the Title Failure, the legal effect of the Title Failure, and the potential economic effect of the Title Failure over the life of the Assets.

f.  Contract Termination:    Notwithstanding anything to the contrary within this Paragraph 15, if the Parties cannot agree on the value of any Title Failure or if the aggregate amount of adjustments to the Purchase Price for Title Failures as set forth in the Preliminary and Final Defect Notice exceeds an amount equal to fifteen percent (15%) of the initial unadjusted Purchase Price, Seller or Buyer shall have the option to terminate this Contract, without any liability, upon written notice to the other on or prior to the Closing. For purposes of determining Seller’s right to terminate this contract pursuant to this Paragraph 15.f the amount of Title Defect adjustments shall be the amounts set forth in Buyer’s notices unless Buyer and Seller agree to a lesser amount in accordance with Paragraph 15.e. If either party exercises its option to terminate this Contract pursuant to this Paragraph 15.f, this Contract shall become void and have no effect and neither party shall have any further right or duty to or claim against the other party under this Contract, except as expressly provided to the contrary in this Contract.

g.  Increase in Purchase Price:    Seller shall be entitled to an increase in the Purchase Price with respect to any interest to which Seller has (i) record title ownership of a net revenue interest that is greater than the net revenue interest claimed by Seller and/or (ii) an ownership interest in any Personal Property greater than the interest for such Asset claimed by Seller. In the event that Seller is entitled to an adjustment, such adjustment shall be calculated in the same manner as downward adjustments to the Purchase Price in accordance with Paragraph 15.e. Buyer shall be obligated to notify Seller, if Buyer makes any determination of any interest increase at the same time as required for Title Defects Notice.15.e. Notwithstanding anything to the contrary herein, Buyer shall have the option to terminate this Contract due to an increase in the Purchase Price that Buyer deems is material, in its sole discretion. If Buyer exercises its option to terminate this Contract pursuant to this Paragraph 15.g., this Contract shall become void and have no effect and neither party shall have any further right or duty to or claim against the other party under this Contract, except as expressly provided to the contrary in this Contract.

16.  Buyer’s Acceptance of the Assets:

a.  Subject to the terms of this Contract, at Closing Buyer assumes the risk of condition of the Assets, including compliance with all laws, rules, orders and regulations affecting the environment, whether existing before or after Closing and Buyer shall satisfy itself with respect thereto.

b.  OTHER THAN AS STATED HEREIN, THE ASSETS ARE SOLD “AS IS, WHERE IS” AND SELLER MAKES NO WARRANTY, WHETHER EXPRESS OR IMPLIED IN FACT OR IN LAW, OF MERCHANTABILITY, FITNESS FOR ANY PURPOSE, STATE OF REPAIR, CONDITION OR SAFETY OF THE REAL OR PERSONAL PROPERTY, NOR COMPLIANCE WITH APPLICABLE LAW, RULE, ORDER AND REGULATION, CONCERNING THE ASSETS.

17.  Physical Condition of the Assets:

a.  The Assets have been used for oil and gas drilling and producing operations, related oilfield operations and possibly for the storage and disposal of waste materials or hazardous substances. Physical changes in the land may have occurred as a result of such uses. The Assets contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be within the knowledge of Seller’s or Vintage’s current employees, easily determined by an examination of Seller’s records, or be readily apparent by a physical inspection of the property.

Except as set forth herein to the contrary, Buyer understands that neither Seller nor Vintage has the requisite information with which to determine the exact nature or condition of the Assets or the effect any such use has had on the physical condition of the Assets.

b.  Buyer acknowledges that:

(i).  It has entered into this Contract on the basis of its own investigation of the physical condition of the Assets, including subsurface condition.

(ii).  The Assets have been used in the manner and for the purposes set forth above and that physical changes to the Assets may have occurred as a result of such use.

(iii).  Low levels of naturally occurring radioactive material (NORM) may be present at some locations. NORM is a natural phenomena associated with many oil fields in the U.S. and throughout the world. Buyer should make its own determination on this matter.

(iv).  Pursuant to the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65), Buyer is hereby notified and assumes the risk that detectable amounts of chemicals known to the State of California to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets.

(v).  California Health and Safety Code Section 25359.7 provides that any owner of nonresidential real property who knows, or has reasonable cause to believe, that any release of hazardous substances as defined under California law, has come to be located on or beneath that real property shall, prior to the sale of that real property by that owner, give written notice of that condition to the Buyer of that real property. Buyer acknowledges that one or more hazardous substances as defined under California law, may have come to be located in or on the Assets.

(vi).  Buyer acknowledges that some or all of the Assets may be situated in a seismic hazard zone as designated under Seismic Hazards Mapping Act (Public Resources Code Sections 2690-2699.6). Buyer and Seller agree that the Assets shall be deemed to be within a Seismic Hazard Zone for all purposes related to this Contract.

(vii).  Buyer acknowledges that the Assets may be situated in an Earthquake Fault Zone under the Alquist-Priolo Earthquake Fault Zoning Act (Cal. PRC Sections 2621-2630) and the construction or development on the Assets of any structure for human occupancy may be subject to the findings of a geologic report prepared by a geologist registered in California, unless such report is waived by the city or county under the terms of that Act. Buyer and Seller agree that the Assets shall be deemed to be within an Earthquake Fault zone for all purposes related to this Contract.

(viii).  Subject to the provisions contained in Paragraphs 18 and 20, on Closing, Buyer shall assume the risk that the Assets may contain wastes or contaminants and that adverse physical conditions, including the presence of wastes or contaminants may not have been revealed by Buyer’s or Seller’s investigation, and all responsibility and liability related to disposal, spills, waste, or contamination on and below the Assets shall be transferred from Seller to Buyer. This provision shall survive the Closing.

18.  Buyer’s Investigation and Indemnification:

a.  Buyer shall conduct a thorough environmental and physical condition assessment of the Assets during the period (“Examination Period”) beginning on the date of this Contract and ending four business days prior to Closing. Buyer and its agents shall have the right to do the following (and Seller agrees to cooperate reasonably with Buyer in this regard): to enter upon and within the Assets and all buildings and improvements thereon, inspect the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be necessary or appropriate in Buyer’s sole judgment for the preparation of appropriate engineering and other reports and judgments relating to the Assets, their condition, and the presence of waste or contaminants. Additionally, Buyer shall have the right to thoroughly review all environmental, regulatory, engineering and other technical documents in Seller’s or Vintage’s possession relating directly to the Assets and those documents located in the Data Room. Buyer shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of Seller; provided that, if Buyer or its agents obtain information that subjects it to any reporting requirement or duty to disclose under any environmental law, Buyer shall not be required to obtain Seller’s approval prior to making the required report or disclosure, but Buyer shall notify Seller that it intends to make the required report or disclosure within a reasonable time so as to provide Seller an opportunity to object or legally prevent or protect such disclosure. Buyer shall also supply to Seller, at no cost to Seller, a copy of any data or information compiled by Buyer.

b.  Buyer is hereby granted access to the Assets prior to Closing to conduct its environmental assessment upon the following conditions:

(i).  Buyer waives and releases all claims against Seller and Vintage, their respective directors, officers, employees and agents for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees or agents on the Assets. Buyer shall indemnify Seller, Vintage, their respective directors, officers, employees and agents of Seller against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including attorneys’ fees, whatsoever arising out of (a) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Assets, and (b) any injury to or death of persons or damage to property occurring in, on or about the Assets as a result of such exercise or activities (except where any such injury or damage is caused solely by the gross negligence or willful misconduct of any of said indemnitees). The foregoing obligation of indemnity shall survive Closing or termination of this Contract without Closing.

(ii).  Buyer shall obtain and maintain comprehensive public liability and property damage insurance with respect to the exercise by Buyer and its agents of the rights granted in this Paragraph 18, which insurance shall: (a) be obtained from and maintained with an insurer acceptable to Seller, (b) have limits of not less than $1,000,000.00 per occurrence for death or injury and $500,000.00 for property damage, (c) cover Buyer’s obligations under the indemnity provisions of this paragraph 18, (d) name Seller and Vintage as additional insureds, and (e) contain a provision pursuant to which the insurer agrees not to cancel or modify the insurance coverage without furnishing at least thirty (30) days’ prior written notice to Seller. Prior to any exercise of the rights granted hereby, Buyer shall furnish to Seller a certificate evidencing the existence of the insurance required hereunder.

c.  If as a result of information which Buyer obtains from any such assessment done by Buyer, it is determined by Buyer in its reasonable opinion that a material defect exists in regard to the Assets (“Material Defect”) and/or that the environment associated with the Assets has been materially contaminated (“Materially Contaminated” or “Material Contamination”), such terms being defined as the violation of existing applicable federal or state laws or regulations or common law principles, with respect to environmental conditions, to the extent that (i) prosecution, if instituted, would be reasonably likely to result in a penalty, fine or damage payment or (ii) removal and remediation of such contamination required by present federal or state laws or regulations or court order would be reasonably likely to result, and, other than the California and Hunter Cat leases, information of such Material Defect or Material Contamination was not contained in the data room during Buyer’s 1999 visit, observable in the Buyer’s 1999 site visits, or contained in the Defect Notice, Buyer shall notify Seller in writing of any and all such Material Defects or Material Contamination claims (“Preliminary Notice of Claims”) no later than 9:00 a.m. CST, June 30, 2001; provided, however, that Buyer may notify Seller in writing any Material Defects or Material Contamination occurring subsequent to June 30, 2001 but prior to Closing (“Final Notice of Claims”). Buyer shall be deemed to have waived any Material Defect or Material Contamination which Buyer fails to assert on or before such dates. Notification shall include (i) a detailed description of such claim, (ii) a copy of any environmental assessment, reports, data and information pertaining to such claim, if applicable, and (iii) Buyer’s calculation of the amount by which such claim has diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner. As used in this Paragraph 18, the term Damages shall mean any and all damage, loss, injury, or liabilities.

d.  If Material Defects or Material Contamination exists the parties shall use their reasonable efforts to agree to an adjustment of the Purchase Price. If the parties cannot agree on the adjustment of the Purchase Price, either party shall be entitled to terminate this Contract without further liability to either party, unless Buyer agrees to waive such Material Defects and Material Contamination and assume all liability and obligations relating thereto. Each party shall cooperate with the other party’s reasonable corrective work, and any operations unreasonably interfering with the corrective work shall cease until correction is completed. If Buyer or Seller exercises its option to terminate this Contract pursuant to this Paragraph 18.d, this Contract shall become null and void and have no effect and neither party shall have any further right or duty to or claim against the other party under this contract, except as expressly provided to the contrary in this Contract.

e.  Subject to the provisions contained in Paragraphs 18 and 20, in the event of Closing, then Buyer shall acquire the Assets in an “AS IS, WHERE IS” condition and shall assume the risk that the Assets may contain waste materials or hazardous substances, and that adverse physical conditions, including but not limited to the presence of waste materials or hazardous substances or the presence of unknown abandoned and unabandoned oil and gas wells, water wells, sumps and pipelines or other Material Defects or Material Contamination may not have been revealed by Buyer’s investigation,

AND ALL RESPONSIBILITY AND LIABILITY RELATED TO ALL OF SUCH CONDITIONS WILL BE TRANSFERRED FROM SELLER TO BUYER.

f.  Except as otherwise stated in this Contract, as of Closing, Buyer specifically assumes and shall be responsible for all obligations and liabilities and shall defend, indemnify and hold Seller and Vintage harmless in accordance with Paragraph 21 (including, but not limited to, indemnification for liability under CERCLA, RCRA, environmental laws and regulations, as well as all acts, laws and regulations amendatory or supplemental thereto) against any and all damages pertaining to the environmental or physical condition of the Assets (whether relating to periods before or after the Effective Date).

g.  In the event of Closing and with reasonable prior notice, Buyer shall grant to Seller a right of entry to the Assets to perform environmental remedial work at Seller’s sole cost, risk and expense, if Seller, in its sole discretion, determines that such action is necessary to reduce alleged future environmental liabilities of Seller. Seller agrees to indemnify, hold harmless, and defend Buyer from and against all loss, liability, claims, fines, expenses, costs (including attorneys’ fees and expenses), and causes of action caused by or arising out of Seller’s use of the right of entry granted hereby and/or Seller’s performance of environmental remedial work hereunder. Any such entry or action on the Assets by Seller shall not be construed as an admission of responsibility by Seller, nor shall Seller’s action lessen or reduce Buyer’s responsibility for environmental liability. A perpetual right of entry for environmental remedial work may be incorporated in the final documents transferring title to Buyer.

19.  Compliance:    Buyer shall comply with all applicable laws, rules, ordinances and regulations, and shall promptly obtain or request assignment from Seller or Vintage of all permits required by public authorities in connection with the Assets. Buyer shall comply with all covenants in the instruments in the chain of title to the Assets and with all terms and provisions, expressed or implied, in the agreements, deeds, and leases to which the Assets are subject. Seller and Vintage shall cooperate with Buyer before and after Closing in securing the issuance and assignment to Buyer of all permits relating to the ownership or operation of the Assets. Seller and Vintage shall cooperate with Buyer after the Closing in assigning all permits. In the event of Buyer’s noncompliance resulting in Seller’s or Vintage’s receipt of a notice of breach that could result in cancellation of any oil and gas lease included in the Assets, Seller shall have the option, but not the obligation to cure such breach, within thirty (30) days from receipt of such notice; provided notice of Seller’s intent to cure is given to Buyer in writing within fifteen (15) days of receipt. Buyer shall indemnify and hold harmless Seller for any action taken and upon further notice from Seller, Buyer shall have a period of thirty (30) days from receipt of further notice from Seller to reimburse Seller for any action taken.

20.  Indemnification and Assumption of Obligations:    Except as otherwise provided in Paragraph 21 below and elsewhere in this Contract, to the fullest extent permitted by law, but no further, Buyer shall assume full responsibility for the Assets as of Closing including, but not limited to, all operations, royalty payments, rental payments, suspense accounts and all accounting and reporting thereof and shall indemnify, hold harmless and defend Seller and Vintage from and against all loss, liability, claims, fines, expenses, costs (including attorney’s fees and expenses) and causes of action, arising after the Closing, with respect thereto, including but not limited to, plugging and abandonment of existing wells, liability for previously plugged and abandoned wells, the restoration of the surface of the land as may be required under the applicable lease or as may be required by any federal, state or local agency having jurisdiction and the removal of or failure to remove any sumps, foundation, structures, or equipment. Except as otherwise provided in this Contract, for a period of 3 years after Closing, Seller and Vintage indemnify and hold Buyer harmless from and against all loss, liability, claims, fines, expenses, costs (including attorney’s fees and expenses) and causes of action, arising prior to the Closing, with respect to operations, royalty payments, rental payments, suspense accounts and all accounting and reporting thereof; and any offsite disposal of hazardous waste, or Seller’s gross negligence or willful misconduct related to the Property prior to Closing.

21.  Indemnification and Assumption of Environmental Risks:    Upon Closing and subject to Paragraph 20 above, to the fullest extent permitted by law, but no further, Buyer assumes full responsibility for, and agrees to indemnify, hold harmless and defend Seller and Vintage from and against all loss, liability, claims, fines, expenses, costs (including attorney’s fees and expenses) and causes of action caused by or arising out of any current or hereinafter enacted federal, state or local laws, rules, orders, regulations and amendments thereto, applicable to any waste material or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material or hazardous substance from the Assets into the atmosphere or into or upon land or any water course or body of water, including ground water, or disposal of any waste material or hazardous substances on or included with the Assets, whether or not attributable to Seller’s or Vintage’s activities or ownership or the activities of Seller’s or Vintages respective officers, employees or agents, or to the activities of third parties prior to, during or after the period of Seller’s or Vintage’s ownership of the Assets. This Indemnification and Assumption shall apply to liability for any environmental response actions undertaken pursuant to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) or any other federal, state or local law.

22.  Representations:

a.  Seller’s Representations.    Seller represents and warrants that:

(i).  Seller:    (a) is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma, (b) is duly qualified to transact business in California and in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Contract; and (c) possesses all requisite authority and power to conduct its business and execute, deliver and comply with the terms and provisions of this Contract and to perform all of its obligations hereunder.

(ii).  This Contract and the Transaction have been duly authorized by Seller and do not conflict with any provisions of any by-law or other document under which Seller is organized.

(iii).  This Contract has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iv).  Seller represents that to the knowledge of Seller’s or Vintage’s senior management (“Seller’s Knowledge”) as of the date of this Contract and Closing, Seller’s interests in the Assets shall be free and clear of any liens other than Permitted Encumbrances.

(v).  To Seller’s Knowledge, the Assets have been and are being operated in a prudent, workmanlike manner in accordance with industry standard and in compliance with all applicable laws, and the rules and regulations of any agency or authority having jurisdiction.

(vi).  Buyer shall have no responsibility whatsoever, contingent or otherwise, for any brokers’ or finders’ fees incurred by Seller relating to the Transaction.

(vii).  Not all files, records, information and materials related to the Property were provided to Buyer in the data room during Buyer’s 1999 visit. Seller or Vintage will provide Buyer, prior to Closing all files, records, information and materials, in its possession, related to the Property.

(viii).  There are no lawsuits, claims, actions, suits or investigations, pending or threatened that would materially impede the ownership or operation of the Property except as listed in Exhibit “H”.

(ix).  There are no consents to assign or preferential rights to purchase the Assets affecting any of the Assets except as listed in Exhibit “I”.

(x).  Call on Production.    At the Closing Date, no party shall have any call upon, option to purchase or similar rights under any agreement with respect to the production of the Property from or attributable to the Assets.

(xi).  Status and Operation of the Leases.

(1)  Except as related to the Assets set forth in Schedule 22.a.(x)(1), to the best knowledge of Seller and Vintage, the leases associated with the Property (“Leases”) are (i) in full force and effect in accordance with their respective terms, (ii) Seller is in substantial compliance with their respective terms regarding the payment of royalties, (iii) Seller is not in default in the performance of any obligation on the part of Seller thereunder which could reasonably be expected to result in termination or cancellation thereof, and (iv) no third party claims or demands related to (i)-(iii) above have been made during the period between the Buyer’s 1999 visit and Closing.

(2)  To the best knowledge of Seller and Vintage, except for funds properly suspended for good cause in a separate account maintained by Seller, Seller has not received any proceeds from the sale of Hydrocarbons from the Interests which are subject to potential refund.

(3)  Seller is being paid, without bond or indemnity of any kind except the usual warranties found in division orders and Hydrocarbon sales contracts customarily used in the petroleum industry, for its interest in the proceeds of the sale of Hydrocarbons from the Leases.

(4)  With respect to all Leases operated by Seller and Vintage, and with respect to all Leases operated by unaffiliated third parties, to the best knowledge of Seller and Vintage, all costs incurred in connection with the operation of the Leases have been fully paid and discharged in accordance with the terms of payment therefor except (i) normal expenses incurred within the period between Buyer’s 1999 visit and Closing and as to which Seller has not yet been billed, and (ii) costs that are being contested in good faith by Seller.

(5)  Except as to the Assets listed on schedule 22.a.(x)(1), all material Applicable Contracts are in full force and effect, and neither Seller nor, to the best knowledge of Seller and Vintage, any other party is in default thereunder in any material respect.

(6)  To the best knowledge of Seller and Vintage, no other party to any joint operating agreement or other Applicable Contract binding on the Interests is entitled to any adjustments of past accounts at the expense of Seller.

(7)  Seller is not obligated by virtue of a claim arising from Seller, having prior to the Effective Date, taken gas in excess of the volume to which Seller was entitled or to deliver Hydrocarbons produced from the Interests at some future time.

(xii).  Operation of the Assets Prior to Closing.    Except as set forth in Paragraph 26 below, Seller is not aware of any legally binding agreements presently existing, except in the ordinary course of business, that may cause Seller prior to Closing, or Buyer after Closing, to acquire assets related to the Assets or otherwise improve the Assets.

(8)  With respect to the Assets set forth in Schedule 22.a.(x)(1), to the best knowledge of Seller and Vintage, no third party claims or demands have been made during the period between the date of this Contract and Closing relating to whether the associated leases were in full force and effect in accordance with their respective terms, or whether the related material Applicable Contracts are in full force and effect or whether any third party is in default thereunder in any material respect. To the best knowledge of Seller and Vintage, (i) Seller is in substantial compliance with the associated Leases regarding the payment of royalties, (ii) Seller is not in default in the performance of any obligation on the part of Seller thereunder which could reasonably be expected to result in termination or cancellation thereof, and (iii) no third party claims or demands related to (i) and (ii) above have been made during the period between the date of this Contract and Closing.

b.  Buyer’s Representations. Buyer represents and warrants that:

(i).  Buyer:    (a) is a corporation duly organized, validly existing and in good standing under the laws of Colorado, (b) is duly qualified to transact business California and in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Contract; and (c) possesses all requisite authority and power to conduct its business and execute, deliver and comply with the terms and provisions of this Contract and to perform all of its obligations hereunder; and at Closing, Buyer shall be authorized to own and operate the Properties under the laws and regulations of California.

(ii).  This Contract and the Transaction have been duly authorized by Buyer and do not conflict with the provisions of any by-law or other document under which Buyer is organized.

(iii).  This Contract has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iv).  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

(v).  Buyer is knowledgeable, competent, and experienced in the oil and gas industry and has independently evaluated and interpreted the technical data and other information regarding the Assets prior to entering into this Contract, understands and is financially able to bear the risk associated with ownership of the Assets, and will independently conduct all the due diligence investigations and reviews of all matters concerning the Assets as it deems necessary prior to Closing. Buyer acknowledges that Buyer is not relying upon any statement or representations made by Seller concerning the present or future value of, or anticipated income, costs, or profits, if any, to be derived from the Assets and other than Seller’s representations and warranties provided in this Contract, Buyer has relied solely upon its independent inspections, estimates, computations, evaluations, reports, studies, knowledge and other information regarding the Assets.

(vi).  Buyer is not buying the Assets for resale in any manner that would subject the transaction to requirements for registration under applicable securities laws.

c.  Seller’s representations under this Paragraph 22 shall survive three (3) years after Closing.

23.  Operation of the Assets Prior to Closing:    From the date hereof until Closing, Seller, if within Seller’s reasonable power to do so: (1) shall not abandon any well capable of commercial production, or release or abandon all or any part of its interest in the Assets without Buyer’s prior written consent; (2) shall cause the Assets to be developed, maintained or operated in a manner materially consistent with prior operations; (3) shall not commence or agree to participate in any operation on the Assets anticipated to be conducted after Closing and to cost in excess of twenty five thousand dollars ($25,000) per operation net to Buyer’s interest without Buyer’s prior written consent; (4) shall not create any lien, security interest or other encumbrance with respect to their interest in the Assets or enter into any agreement for the sale, disposition or encumbrance of any of their interest in the Assets, or dedicate, sell, encumber or, without notifying Buyer, dispose of any oil and gas production, except in the ordinary course of business on a contract which is terminable on not more than thirty (30) days notice; (5) shall maintain in force all insurance policies covering their interest in the Assets; (6) shall maintain all agreements comprising or affecting the Assets in full force and effect and comply with all express or implied covenants contained therein; (7) shall pay or cause to be paid all material costs and expenses incurred in connection with their interest in the Assets before the earlier of forty-five (45) days from receipt or the date on which they became delinquent; and (8) shall maintain in all material respects the Assets taken as a whole in good and effective operating condition.

24.  Covenant Not to Sue and Alternative Dispute Resolution:

This Paragraph applies to any dispute between the parties and their affiliates, arising at any time, related to the Assets or this Contract, including whether there is a contract between the parties.

Any claim or controversy related to the Assets or this Contract of whatever nature, including an action in tort or contract or a statutory action (“Disputed Claim”), or the arbitrability of a Disputed Claim, will be resolved under the terms, conditions, and procedures of this Paragraph and will be binding on both parties and their respective affiliates, successors and assigns. Neither party nor their affiliates may prosecute or commence any suit or action against the other party relating to any matters that are subject to the Paragraph.

A claim filed by a third party against the Buyer or Seller or their affiliates will be subject to this Paragraph. If Buyer has notified Seller before Closing of a Disputed Claim by Buyer before Closing and the Disputed Claim in not resolved prior to Closing, the Disputed Claim will not be subject to this Paragraph unless agreed to by the parties.

Disputed Claims covered by this Paragraph shall be governed by the following procedure to resolve such dispute:

(i).  A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

(ii).  If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, the parties shall submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. The parties shall bear equally the costs of the mediation.

(iii).  The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period.

(iv).  The parties shall participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days. If the parties are not successful in resolving the dispute through mediation, then the parties shall settle the dispute through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The place of arbitration shall be Los Angeles, California. The arbitrator(s) are not empowered to award damages in excess of actual damages, such as, but not limited to punitive damages.

BINDING ARBITRATION

NOTICE:    BY INITIALING IN THE SPACE PROVIDED BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDING THE “ALTERNATIVE DISPUTE RESOLUTION” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALLING IN THE SPACE PROVIDED BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ALTERNATIVE DISPUTE RESOLUTION” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ALTERNATIVE DISPUTE RESOLUTION” PROVISON TO NEUTRAL ARBITRATION.

SELLER                                                              BUYER

25.  Miscellaneous:

25.1.  Force Majeure:    In the event all or part of the Assets, including fixtures and improvements, is damaged or destroyed by fire or other calamity prior to Closing, Seller shall have the option, but not the obligation, of repairing the damage at its sole cost or deleting the damaged Assets from the proposed sale and determining the value of the property in the manner prescribed in Paragraph 15.e.(ii).

25.2.  Preferential Rights and Consents to Assign:

a.  Preferential Rights to Purchase or Rights of First Refusal:    Attached hereto as Exhibit “I” is a list of Properties containing preferential rights to purchase, first rights of refusal or consents to assign from Seller to Buyer (collectively “Consents”). Assets subject to Consents are subject to Buyer obtaining, at Buyer’s expense, a waiver of such right or expiration of the appropriate time period for asserting such right without any exercise thereof prior to Closing. Seller shall not be liable to Buyer by reason of inability or failure to obtain any waiver of Consents. Seller shall give reasonable cooperation to Buyer in obtaining such Consents, including sending the first requests, but other than as specified elsewhere in this Contract Seller shall not be liable to Buyer if Consents are not obtained. Within three (3) business days of the execution of this Contract, Seller shall use its best efforts to (1) notify the holders of the Consent that it intends to transfer the Assets to Buyer, (2) provide them with any information about the transfer of the Assets to which they are contractually entitled, and (3) ask the holders of the Consents to consent to or waive the preferential right of purchase of the assignment of the affected Assets to Buyer, and (4) provide to Buyer copies of Seller’s notification to the holders within five (5) business days. Seller shall promptly notify Buyer when any preferential rights are exercised, waived or deemed waived, any Consents are given, denied or the requisite time periods have elapsed without any rights being exercised or Consent being received.

b.  In the event Buyer elects to waive its rights to terminate this agreement pursuant to Paragraph 12 and Close without first having obtained all such Consents, BUYER AGREES TO AND SHALL PROTECT, DEFEND, INDEMNIFY, SAVE, HOLD HARMLESS, DISCHARGE AND RELEASE SELLER AND VINTAGE FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, SUITS, OR CAUSES OF ACTION (INCLUDING, BUT NOT LIMITED TO ANY JUDGMENTS, LOSSES, LIABILITIES, EXPENSES, INTEREST, LEGAL FEES, AND DAMAGES, WHETHER IN LAW OR EQUITY, WHETHER GENERAL, SPECIAL, PENAL, STAUTORY, OR CONSEQUENTIAL, AND WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THE ASSIGNMENT OF THE ESCROW PROPERTIES ASSIGNED WITHOUT CONSENT.

25.3.  Fees, Costs and Expenses:    Except as otherwise provided herein, all fees, costs and expenses incurred by Seller or Buyer relating to this Contract shall be paid by the party incurring the same.

25.4.  Notices:    All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telexed with receipt acknowledged, mailed by registered mail, postage prepaid, or delivered by a recognized commercial courier to the party at the address set forth within this Paragraph 25.4. or such other address as any party shall have designated for itself by ten (10) days’ prior written notice to the other party.

Seller	Buyer
Vintage Petroleum California, Inc.	Greka SMV, Inc.,
110 West Seventh Street	3201 Airpark Drive, Suite 201
Tulsa, Oklahoma 74119	Santa Maria, CA 93455
Attn: General Counsel	Attn: Randeep S. Grewal
FAX 918-878-5783	FAX 805-347-1072

25.5.  Severability:    In the event any covenant, condition, or provision contained herein is held to be invalid by a court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision contained herein; provided, however, that any such invalidity does not materially prejudice either the Buyer or Seller in its respective rights and obligations contained in the valid covenants, conditions, and provisions of this Contract.

25.6.  Construction of Ambiguity:    In the event of any ambiguity in any of the terms or conditions of this Contract, including any exhibits whether or not placed of record, such ambiguity shall not be construed for or against any party hereto on the basis that such party did or did not author the same.

25.7.  Audit:    Buyer and Seller, for itself and for its directors, partners, employers, and agents warrants, covenants and represents to the other that, except as otherwise expressly provided in this Contract, neither it nor any of its directors, employees, partners or agents has given to or received from the other party, for any of such party’s directors, partners, employees or agents any commission, fee, rebate, gift or other thing or service in connection with this Contract, and Buyer and Seller each agree that its books and records shall be subject to reasonable audit by the other as may be required to substantiate compliance with this provision.

25.8.  Confidentiality:    Buyer acknowledges that all information furnished or disclosed pursuant hereto must remain confidential. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors or representatives (herein “Representatives”) who have agreed in writing, prior to being given access to such information, to be bound by the terms of this Contract. An original of the signed agreement(s) of the Representatives will be furnished to Seller upon request. In the event that Closing of the transactions contemplated by this Contract does not occur for any reason, Buyer and its Representatives shall promptly return to Seller or destroy any and all materials and information, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof, except for the purposes of any action instituted to enforce the terms of this Contract. Notwithstanding the provisions of Paragraph 25.10., nothing in this Paragraph 25.8. and this Contract shall have the effect of terminating, modifying or superseding any confidentiality agreement entered into by and between Buyer and Seller in relation to this Contract.

Prior to Closing, without prior consent of the other Party (which consent may not be unreasonably withheld), neither Party may make any public disclosure or issue any press release or other communication regarding the subject matter of this Agreement, whether directly or indirectly. A Party shall have 48 hours exclusive of Saturdays, Sundays and legal holidays, to respond to a proposed disclosure, press release or communication. Notwithstanding the foregoing, a Party may make such disclosures as are required by applicable law or by the rules of a relevant stock exchange, provided however that a Party shall promptly advise the other Parties that such disclosure is so mandated. For purposes of consultation under this section, the following individuals are designated as primary contacts:

For Seller	For Buyer
Bob Phaneuf	Richard A. L’Altrelli
Vice President	Director of Corporate Development
Corporate Development	212-218-4680
918-592-0101

25.9.  Time of Performance:    Time is of the essence of this Contract and each and every provision hereof which in time or performance is a factor.

25.10.  Entire Agreement:    This Contract constitutes the entire agreement between Seller and Buyer with respect to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings relating to such subject matter. No amendment shall be binding unless in writing and signed by representatives of both parties. Headings used in this Contract are only for convenience of reference and shall not be used to define the meaning of any provision. This Contract is for the benefit of Seller and Buyer only and not for the benefit of third parties.

25.11.  Assignment:    Prior to Closing, neither party may assign this Contract to another party, except to an affiliate, without the express written consent of the other party, which consent shall not be unreasonably withheld, and thereafter such assignee will exercise and perform the assigning party’s rights and duties under this Contract; provided, however, that the assigning party shall remain responsible to the other party in all respects and will defend, indemnify and hold the other party harmless from any liability, damages or costs including reasonable attorney’s fees, that may arise as a result of the assignment.

25.12.  Removal of Signs and Markers:    Buyer shall, at its own expense and within 90 days after Closing either: (i) remove or cause to be removed all references to Seller or Vintage (including its name or logo and those of is predecessors) from all lease and well signs and placards which identify or indicate Seller’s or Vintage’s prior ownership in the Assets and place Buyers name and logo, or those of its designated operator, whichever is applicable thereon, (ii) remove said lease and well signs and placards and erect or install signs and placards as may be required by state or other governmental agencies indicating Buyer or its designated operator, whichever is applicable, as the owner–operator of the Assets and/or property or (iii) any combination of (i) and (ii) above, so long as any reference to the Seller or Vintage is removed from all lease and well signs and placards.

Buyer acknowledges that Seller is relying on Buyer to remove references of Seller and Vintage from all signs and placards. If Buyer fails to comply with this paragraph within thirty (30) days notice of breach by Seller, then Seller shall be entitled to the costs incurred in enforcing this paragraph.

25.13.  Governing Law:    This Contract shall be governed by the law of the State of California without regard to rules concerning conflicts of law.

25.14.  Waiver:    The waiver or failure of either party to enforce any provision of this Contract shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Contract.

25.15.  Survival of Agreements:    Except as otherwise specifically provided in this Contract, all covenants, agreements, representations, guaranties and warranties shall survive the execution of this Contract, Closing, the delivery and recordation of any deeds, assignments or bill of sales which convey the Assets from Seller to Buyer.

25.16.  Successors and Assigns:    This Contract and the provisions herein, which shall survive Closing, shall bind and inure to the benefit and burden of the heirs, successors and assigns of the parties hereto.

25.17.  Recording and Filing:    Buyer shall be solely responsible for recording of the assignments, deeds, and any other document related to the conveyance of the Assets, and shall promptly furnish Seller copies of the recorded originals or with the recording information, dependent upon whether the applicable governmental body returns or retains the recorded originals. Seller shall be responsible for all filings with state and federal agencies for change of operator, and shall promptly provide Buyer with the original approved copies of all such filings, or confirmation thereof. All recording and filing shall be at the sole cost and expense of Buyer and Buyer shall promptly reimburse Seller for all such costs upon presentation of appropriate invoices.

25.18  Further Assurances.    Buyer and Seller agree to execute and deliver to the other all division orders, transfer orders and all other documents necessary to fully vest in Buyer the rights, obligations and benefits acquired pursuant to this Contract. If requested by Buyer, Seller and Vintage agree to provide within a reasonable time access to their financial information for the Properties for each of the three years ending December 31, 2000, 1999, and 1998 so that Buyer may perform a look back audit.

25.19  Attorney’s Fees and Costs.    If any action is instituted to enforce the terms of this Contract, the prevailing party shall be entitled to recover from the losing party all attorney’s fees and costs incurred in such action.

26.  Additional Plugging, Abandonment and Remediation Requirements:

a.  Zaca Field:

(i).  Buyer acknowledges that the Assets located in the Zaca Field are subject to that certain Purchase and Sale Agreement by and between Texaco Exploration and Production Inc. and Vintage Petroleum, Inc. dated May 10, 1995 and in particular to the provisions set forth in Sections 2.6 and 4.2(b) contained therein. Pursuant to such Sections, Buyer hereby agrees to plug and abandon all idle wells located in Zaca field, but in any event no less than twenty-four (24) wells, by December 31, 2004. Buyer shall plug no less than four (4) wells in each year prior to 2005. Buyer shall provide Seller with supporting documentation in the form of paid invoices or other similar proof (reasonably acceptable to Seller) of costs actually incurred and governmental approvals upon such abandonments as soon as practical in order that Seller may furnish such to Texaco. Buyer hereby agrees to indemnify, hold harmless and defend Seller and its affiliates from and against all loss, liability, claims, fines, expenses, contractual penalty, costs (including attorney’s fees and expenses) and causes of action directly or indirectly caused by or arising out of any breach by Buyer of this provision.

(ii).  Buyer acknowledges the remediation requirements set for in the Surface Lease Agreement dated November 28, 1995 by and between Firestone Farming Company Limited Partnership and Vintage Petroleum, Inc. Buyer hereby agrees to perform the obligation set forth in Paragraph 3.b. of said Lease to remediate the lower sump as described in Exhibit “D” of such Lease no later than September 30, 2001.

b.  Cat Canyon, Los Flores, Clark Avenue, Santa Maria Valley Fields:

(i).  Buyer shall be responsible for remediating the two remaining sumps located on the Nicholson lease (4.29 acre production site) in accordance with the October 14, 1997 Letter of Intent by and between Vintage Petroleum, Inc. and O.J. Portwood, LLC.

(ii).  Buyer shall be responsible for completing the remediation requirements set forth in the Arbitration Award in the Ontiveros v. Shell case and remediation of diluent leaks identified as a result of the Work Plan for Characterization of KD Impacted Soil on the California Lease performed by Waterstone Environmental, Inc.

(iii).  Seller has remediated the soil on the Edmonston lease, however, the Santa Barbara County Protection Services Division has not provided written releases to close out the remediation. Buyer shall be responsible for any remaining remediation on the Edmonston lease imposed by the County to close out the project.

(iv).  Buyer shall be responsible for any remediation work required to be done on the soil stockpile located on the United California, Security and Harbordt properties.

SUBJECT TO BUYER’S RIGHTS UNDER PARAGRAPH 18, BUYER WARRANTS THAT IT HAS REVIEWED THE ESTIMATED COMPLIANCE COSTS REPRESENTED BY THIS PARAGRAPH AND HAS A FULL UNDERSTANDING OF THE WORK TO BE PERFORMED AND THE COST OF COMPLIANCE AND THAT BUYER HAS INCLUDED SUCH COSTS IN THE PURCHASE PRICE. BUYER RECOGNIZES THAT BUYER’S AGREEMENT UNDER THIS PARAGRAPH WAS A MATERIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT. IN ADDITION TO ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, BUYER FOREVER RELEASES, INDEMNIFIES AND HOLDS HARMLESS SELLER FROM ANY AND ALL COSTS, WHETHER KNOWN OR UNKNOWN, ASSOCIATED WITH ANY OF THE REQUIREMENTS SET FORTH IN THIS PARAGRAPH.

27.  Security for Plugging and Abandonment:    Buyer shall obtain insurance to assure Buyer’s performance of its obligations in Paragraph’s 20, 21 and 26 relating specifically to the Property conditions and plugging and abandonment obligations. Such insurance shall have policy limits of Ten Million Dollars ($10,000,000) and shall be pre-paid by Seller for a period of five (5) years. Buyer must obtain Seller’s approval of the terms of such insurance policy and the company or companies underwriting such prior to Closing. Seller shall be named an additional insured in such insurance, which shall be primary to any insurance of Seller that may apply. No “other insurance” provision shall be applicable to Seller and its affiliates, subsidiaries and/or interrelated companies, by virtue of having been named as additional insured or loss payee under any policy of insurance. Buyer shall obtain from its insurer(s) a waiver of subrogation against Seller in the insurance policy set forth in this Paragraph 27. If the Parties are unable to agree on the terms of insurance, either Party shall have the option to terminate this Contract without any liability to the other party

28.  Casualty Losses:    If, prior to Closing Date, any facility or equipment included within the Assets to be transferred by Seller is damaged or destroyed by fire, flood, storm or other casualty (hereinafter called “Casualty Loss”), Seller shall notify Buyer immediately. If such Casualty Loss in Buyer’s reasonable opinion is greater than five percent (5%) of the Purchase Price, excluding any insurance proceeds, Buyer shall be entitled to an adjustment in the Purchase Price. If the Casualty Loss in Buyer’s reasonable opinion is greater than fifteen percent (15%) of the Purchase Price, both parties shall have the option to terminate this Contract without any liability to the other party. If Closing occurs, Buyer shall receive any insurance proceeds payable to Seller with respect to such Casualty Loss.

IN WITNESS WHEREOF the undersigned parties to this Contract have executed it as of the day and year first mentioned above.

BUYER	SELLER

GREKA SMV, INC.	VINTAGE PETROLEUM CALIFORNIA, INC.

By: /S/ RANDEEP S. GREWAL	By: /s/ ROBERT W. COX
Randeep S. Grewal Chairman, CEO and President	Robert W. Cox Vice President